EXHIBIT 3(a)

Certificate of Amendment of Certificate of Incorporation dated July 1, 2016.

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF HMG/COURTLAND PROPERTIES, INC.

HMG/Courtland Properties, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

The amendments to the Corporation’s Certificate of Incorporation set forth in the following resolution was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

RESOLVED, that the Certificate of Incorporation be amended by striking Article IV in its entirety and replacing therefor:

“4.	Authorized Capital.

Section 1.       The total number of shares of capital stock which the Corporation shall have authority to issue is as follows:

a.       One Million, Fifty Thousand (1,050,000) shares of Common Stock, par value $1 per share, or $1,050,000 in the aggregate.

b.       One Hundred Thousand (100,000) shares of Excess Stock, par value $1 per share, or $100,000 in the aggregate.

c.       The aggregate par value of all authorized shares of stock of the Company having par value is $1,150,000.

Section 2.       Common Stock. Subject to the provisions of Article V, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

IN WITNESS WHEREOF, HMG/Courtland Properties, Inc. has caused this Certificate to be signed by its duly authorized officer, this 1st day of July, 2016.

HMG/COURTLAND PROPERTIES, INC.

By:	/S/ MAURICE WIENER
President